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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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/ /	Soliciting Material Pursuant to §240.14a-12
HARRAH'S ENTERTAINMENT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                            Harrah's Entertainment, Inc.
                            One Harrah's Court
                            Las Vegas, Nevada 89119 USA

                            The Premier Name in Casino Entertainment®

                            March 7, 2003

Dear Fellow Stockholders:

        We cordially invite you to attend our 2003 Annual Meeting of Stockholders, which will be held on Thursday, May 1, 2003, at 11:00 a.m. in the Scintas Showroom, Rio All-Suite Hotel & Casino, 3700 West Flamingo Road, Las Vegas, Nevada.

        At the meeting, we will elect three directors and ratify the appointment of Deloitte & Touche LLP as our independent public accountants for 2003.

        Whether or not you expect to attend the meeting, please promptly complete, sign, date and return the enclosed proxy card, or grant your proxy electronically over the Internet or by telephone, so that your shares will be represented at the meeting. If you do attend, you may vote in person even if you have sent in your proxy card or voted electronically or by telephone.

        We look forward to seeing you at the meeting.

                      Sincerely,

                      Philip G. Satre
                       Chairman of the Board

HARRAH'S ENTERTAINMENT, INC.
NOTICE OF MEETING

        The 2003 Annual Meeting of Stockholders of Harrah's Entertainment, Inc. will be held in the Scintas Showroom, Rio All-Suite Hotel & Casino, 3700 West Flamingo Road, Las Vegas, Nevada on Thursday, May 1, 2003, at 11:00 a.m. for the following purposes:

  1.
  to elect three Class I directors to three-year terms;

  2.
  to ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the 2003 calendar year; and

  3.
  to transact any other business that properly comes before the meeting or any adjournments or postponements of the meeting.

        Stockholders of record owning Company shares at the close of business on March 3, 2003, are entitled to vote at the meeting. A complete list of these stockholders will be available for ten days prior to the meeting at the Company's executive offices at One Harrah's Court, Las Vegas, Nevada 89119.

        YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSALS.

                      Stephen H. Brammell
                       Senior Vice President,
                      General Counsel and Corporate Secretary

March 7, 2003

         PLEASE COMPLETE THE ACCOMPANYING PROXY AND RETURN IT IN THE ENCLOSED ADDRESSED ENVELOPE, OR GRANT YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE.

PROXY STATEMENT

Introduction

        Our Board of Directors is soliciting proxies for the 2003 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

        In this Proxy Statement:

  •
  "we" and "the Company" mean Harrah's Entertainment, Inc. Our executive offices are located at One Harrah's Court, Las Vegas, Nevada 89119; and

  •
  "`Annual Meeting" means the 2003 Annual Meeting of Stockholders to be held on May 1, 2003, at 11:00 a.m. in the Scintas Showroom, Rio All-Suite Hotel & Casino, 3700 West Flamingo Road, Las Vegas, Nevada, and any adjournment or postponement thereof.

        A copy of our 2002 Annual Report to Stockholders, this Proxy Statement and accompanying proxy card are being mailed to our stockholders beginning on or about March 17, 2003.

QUESTIONS AND ANSWERS

        WHAT IS THE PURPOSE OF THE ANNUAL MEETING? At the annual meeting, stockholders will be asked to vote on the following proposals:

  1.
  To elect three Class I directors for three-year terms; and

  2.
  To ratify the appointment of Deloitte & Touche LLP as our independent public accountants for the 2003 calendar year.

        The stockholders also will transact any other business that properly comes before the meeting.

        WHO IS ENTITLED TO VOTE? The record date for the meeting is March 3, 2003. Only stockholders of record at the close of business on that date are entitled to vote at and attend the Annual Meeting. The only class of stock that can be voted at the meeting is our common stock. Each outstanding share of common stock is entitled to one vote on all matters that come before the meeting. At the close of business on the record date there were 110,028,833 shares of common stock outstanding. You may also have another person attending the meeting represent you by signing a proxy designating that person to act on your behalf.

        WHAT IF MY SHARES ARE HELD IN "STREET NAME" BY A BROKER? If you are the beneficial owner of shares held in "street name" by a broker, your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker can vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. On non-discretionary items, for which you do not give instructions, the shares will be treated as "broker non-votes." A discretionary item is a proposal that is considered routine under the rules of the New York Stock Exchange. Shares held in street name may be voted by your broker on discretionary items in the absence of voting instructions given by you. The proposals to be presented at the 2003 meeting are considered routine and therefore may be voted upon by your broker if you do not give instructions for the shares held by your broker.

        WHAT IF I HOLD SHARES IN THE COMPANY STOCK FUND OF THE SAVINGS AND RETIREMENT PLAN? If you are a participant in the Company Stock Fund of the Savings and Retirement Plan, you have the right to vote the shares in your account. To do this you must sign and timely return the proxy card you received with this Proxy Statement, or grant your proxy by telephone or over the Internet by following the instructions on the proxy card. Your proxy card or telephone or Internet instructions will be considered your confidential voting instructions, and the plan trustee will direct your vote in the manner you indicate on the proxy card or in your telephone or Internet instructions. In order to do this, the plan trustee will receive overall vote tallies from our proxy tabulator, The Bank of New York, for all participants in each plan. The overall vote tallies will not show how individual participants voted. The trustee will then register the vote tallies with the Inspector of Election at the Annual Meeting. If a plan participant's voting instruction is not received by The Bank of New York before the meeting, or if the proxy is revoked by the participant before the meeting, the shares held by that participant will be considered unvoted. All unvoted shares in the plan will be voted at the Annual Meeting by the investment committee under the plan or a delegated member of such committee.

        HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING? The holders of a majority of the shares of our common stock outstanding on the record date, in person or by a valid proxy, must be present at the meeting for any business to be conducted. Proxies received but marked as abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

        WHAT IF A QUORUM IS NOT PRESENT AT THE MEETING? If a quorum is not present at the scheduled time of the Annual Meeting, we may adjourn the Annual Meeting, either with or without a vote of the stockholders. If we propose to have the stockholders vote whether to adjourn the meeting, the people named in the enclosed proxy will vote all shares of our common stock for which they have voting authority in favor of the adjournment. We also may adjourn the meeting if for any reason we believe that additional time should be allowed for the solicitation of proxies. An adjournment will have no effect on the business that may be conducted at the Annual Meeting.

        HOW DO I VOTE?

  1.
  YOU MAY VOTE BY MAIL. If you properly complete and sign the enclosed proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed either in the United States or Canada.

  2.
  YOU MAY VOTE BY TELEPHONE. If you are a registered stockholder (if you hold your common stock in your own name), you may submit your voting instructions by telephone by following the instructions printed on the proxy card. If you submit your voting instructions by telephone, you do not have to mail in your proxy card.

  3.
  YOU MAY VOTE ON THE INTERNET. If you are a registered stockholder (if you hold your common stock in your own name), you may vote on the Internet by following the instructions printed on the proxy card. If you vote on the Internet, you do not have to mail in your proxy card.

        If you are a registered stockholder and attend the Annual Meeting, you may deliver your completed proxy card in person or vote in person by ballot at the meeting. If your shares are held in "street name" and you wish to vote at the Annual Meeting, you will need to obtain a proxy form from the institution that holds your shares.

        CAN I VOTE BY TELEPHONE OR ON THE INTERNET IF I AM NOT A REGISTERED STOCKHOLDER? If your shares are held in "street name" by a broker or other nominee, you should check the voting form used by that firm to determine whether you will be able to submit your proxy by telephone or on the Internet. Participants in the Company Stock Fund of the Savings and Retirement Plan can submit their proxy by telephone or on the Internet.

        CAN I CHANGE MY VOTE AFTER I SUBMIT MY PROXY? Yes, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

  •
  signing and returning another proxy card with a later date;

  •
  submitting another proxy by telephone or on the Internet (your latest telephone or Internet voting instructions are followed); or

  •
  giving written notice of revocation to the Company's Secretary prior to or at the Annual Meeting.

Your attendance at the meeting will not have the effect of revoking your proxy unless you give written notice of revocation to the Corporate Secretary of the Company before the polls are closed. Any written notice revoking a proxy should be sent to our Corporate Secretary at One Harrah's Court, Las Vegas, Nevada 89119 and must be received before the polls are closed.

        WHO WILL COUNT THE VOTES? The votes will be tabulated and certified by our transfer agent, The Bank of New York. A representative of The Bank of New York will serve as the inspector of election.

        HOW DOES THE BOARD OF DIRECTORS RECOMMEND I VOTE ON THE PROPOSALS? Your Board recommends that you vote:

  •
  FOR election of the three nominees to the Board of Directors; and

  •
  FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent public accountants for 2003.

        WHAT IF I DO NOT SPECIFY HOW MY SHARES ARE TO BE VOTED? If you send in a signed proxy but do not give any voting instructions, your shares will be voted FOR all proposals listed on the proxy card.

        WILL ANY OTHER BUSINESS BE CONDUCTED AT THE MEETING? Our Board of Directors does not know of any other business that will be presented at the meeting. If any other proposal properly comes up for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

        WHAT ARE MY VOTING OPTIONS ON EACH PROPOSAL? You have three choices on each of the matters to be voted upon at the Annual Meeting. On the election of directors, by checking the appropriate box on your proxy card, you may: (a) vote for all of the director nominees as a group; (b) withhold authority to vote for all director nominees as a group; or (c) vote for all director nominees as a group except those nominees you identify on the appropriate line. On the ratification of appointment of auditors, by checking the appropriate box, you may: (a) vote "For" the proposal; (b) vote "Against" the proposal; or (c) "Abstain" from voting on the proposal.

        HOW MANY VOTES ARE REQUIRED TO APPROVE THE PROPOSALS? Pursuant to our bylaws, an affirmative vote of a majority of shares of Stock represented and entitled to vote at the meeting, excluding abstentions, is required to approve the proposals before the Annual Meeting.

        HOW WILL ABSTENTIONS BE TREATED? If you abstain from voting on one or more proposals, we will still include your shares for purposes of determining whether a quorum is present. Pursuant to our bylaws, the affirmative vote of a majority of the shares present at the meeting, excluding abstentions, is required for approval of the remaining proposals, so we will not treat abstentions as votes for or against a proposal.

        WHAT HAPPENS IF A NOMINEE FOR DIRECTOR IS UNABLE TO STAND FOR ELECTION? If a nominee is unable to stand for election, our Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

BOARD OF DIRECTORS

General Information—Election of Directors

        Our Certificate of Incorporation provides for a Board of Directors of not less than three nor more than seventeen directors and authorizes the Board periodically to set the number of directors within that range by a majority vote. The number of directors currently set by the Board is thirteen, with two Class III director's seats currently vacant.

        Our Certificate of Incorporation also divides our Board of Directors into three classes with staggered terms. Each class of directors is elected for a term of three years. Three Class I directors are to be elected at the 2003 Annual Meeting for a three-year term ending in 2006.

        Our Board has nominated the following individuals for election to Class I positions with their term in office expiring in 2006: Joe M. Henson, R. Brad Martin, and Gary G. Michael.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES.

        In the event that any of these nominees becomes unable or decides not to serve as a director at the time of the Annual Meeting, our Board will either reduce the number of directors to be elected or select a substitute nominee, and the proxy will be voted for the substitute. We presently have no reason to believe that the nominees listed above will be unable or will decide not to serve if elected, and each nominee has informed us that he consents to serve and will serve if elected.

Nominees: Class I, Term Expires 2006

Joe M. Henson

Mr. Henson, 69, a private investor, was a director and Chairman of the Board of LEGENT Corporation, a computer systems software and services company, from October 1989 until February 1995 and was a director of that company and Chairman of its Executive Committee from January 1995 to May 1995. He was Chief Executive Officer of LEGENT Corporation from October 1989 to April 1992. He has been a director of the Company since April 1991. He is a member of the Audit Committee of the Board.

R. Brad Martin

Mr. Martin, 51, has been Chairman of the Board and Chief Executive Officer of Saks Incorporated (formerly Proffitt's, Inc.), a retail department store company, since 1989. He is also a director of First Tennessee National Corporation, a banking corporation. Mr. Martin has been a director of the Company since July 1996. He is a member of the Executive, Human Resources and Nominating/Corporate Governance Committees of the Board.

Gary G. Michael

Mr. Michael, 62, a private investor, was Chairman of the Board and Chief Executive Officer of Albertsons, Inc., a grocery supermarket company, from February 1991 to April 2001. He is also a director of Questar, Inc., an energy development company, Boise Cascade Corporation, a forest products company, IDACORP, Inc., an energy company, and The Clorox Company, a household products manufacturing company. Mr. Michael has been a director of the Company since November 2001. He is a member of the Audit Committee of the Board.

The terms of the Company's four Class II directors expire at the annual meeting of stockholders to be held in 2004, and the terms of the Company's three Class III directors expire at the annual meeting of stockholders to be held in 2005. Following is information about each Class II and Class III director.

Directors: Class II, Term Expires 2004

Ralph Horn

Mr. Horn, 62, has been Chairman of the Board of First Tennessee National Corporation, a banking corporation, since January 1996. He has been a director of that company since July 1991 and was its Chief Executive Officer from April 1994 to July 2002, its President from July 1991 to July 2002, and its Chief Operating Officer from 1991 to 1994. He has been a director of the Company since July 1995. He is also a director of Gaylord Entertainment Company, a hospitality and entertainment company, and Mid-America Apartment Communities, Inc., an umbrella partnership real estate investment trust. He is the Chairman of the Audit Committee and a member of the Executive Committee of the Board.

Gary W. Loveman

Mr. Loveman, 42, has been a director of the Company since February 2000 and Chief Executive Officer since January 2003. He has been the Company's President since April 2001 and was its Chief Operating Officer from May 1998 through December 2002. He was a member of the three-executive Office of the President from May 1999 to April 2001 and was Executive Vice President from May 1998 to May 1999. Mr. Loveman was Associate Professor of Business Administration, Harvard University Graduate School of Business Administration from 1994 to 1998, where his responsibilities included teaching MBA and executive education students, research and publishing in the field of service management, and consulting and advising large service companies. He is also a director of Coach, Inc., a designer and marketer of high quality handbags and women's and men's accessories, and Ventas, Inc., a healthcare real estate investment trust. He is a member of the Executive Committee of the Board.

Philip G. Satre

Mr. Satre, 53, has been Chairman of the Board of the Company since January 1997 and a director of the Company since 1990. He was Chief Executive Officer from April 1994 through December 2002, a member of the three-executive Office of the President from May 1999 to April 2001, and was President from April 1991 to May 1999. He is also a director of JDN Realty Corporation, a real estate development and asset management company, and TABCORP Holdings Limited, an Australia public company in the leisure and entertainment business. He is the Chairman of the Executive Committee of the Board.

Boake A. Sells

Mr. Sells, 65, a private investor, was Chairman of the Board and Chief Executive Officer of Revco D.S., Inc., a retail pharmacy chain, from September 1987 to October 1992 and was President of that company from April 1988 to June 1992. He has been a director of the Company since February 1990. He is a member of the Executive, Human Resources and Nominating/Corporate Governance Committees of the Board.

Directors: Class III, Term Expires 2005

Barbara T. Alexander

Ms. Alexander, 54, has been Senior Advisor for UBS Warburg, an investment banking firm, since October 1999. She was a Managing Director of Dillon Read & Co, Inc., an investment banking firm, and successor companies from January 1992 until October 1999. She is also a director of Centex Corporation, a building and related services company, and CRH plc, a building and construction industry supplier. Ms. Alexander has been a director of the Company since February 2002 when she was appointed by the Board to fill a vacancy in Class III. She is a member of the Audit Committee of the Board.

Frank J. Biondi, Jr.

Mr. Biondi, 58, is Senior Managing Director of WaterView Advisors LLC, a private equity fund specializing in media. He has held this position since June 1999. He was Chairman and Chief Executive Officer of Universal Studios from April 1996 through November 1998 and President and Chief Executive Officer of Viacom, Inc. from July 1987 through January 1996. He is also a director of The Bank of New York Company, Inc., a financial holding company and provider of banking and financial services, Amgen, Inc., a biotechnology company, Hasbro, Inc., a developer of children's and family leisure time entertainment products, and Vail Resorts, Inc., a mountain resort operator. He has been a director of the Company since May 2002, when he was appointed by the Board to fill a vacancy in Class III, and is a member of the Human Resources and Nominating/Corporate Governance Committees.

Robert G. Miller

Mr. Miller, 58, is Chairman of the Board and Chief Executive Officer of Rite-Aid, Inc., a retail pharmacy chain, a position he has held since December 1999. He was Vice Chairman and Chief Operating Officer of The Kroger Co., a grocery supermarket company, from May 1999 until December 1999, Vice Chairman of the Board and Chief Executive Officer of Fred Meyer, Inc. a grocery supermarket company, from July 1998 to May 1999, and Chairman of the Board and Chief Executive Officer of Fred Meyer, Inc. from 1991 to July 1998. He is also a director of Pathmark Stores, Inc., a supermarket chain. He has been a director of the Company since May 1999 and is the Chairman of the Human Resources and Nominating/Corporate Governance Committees of the Board.

The term of Eddie N. Williams, a Class I director, expires at the 2003 Annual Meeting. Mr. Williams is retiring from the Board in accordance with the Board's policy on retirement and, therefore, is not standing for re-election. Upon his retirement, one Class I director's seat will be vacant.

Director: Class I, Term Expires 2003

Eddie N. Williams

Mr. Williams, 70, has been President and Chief Executive Officer of the Joint Center for Political and Economic Studies in Washington, D.C., a nonprofit public policy research institution, since 1972. He is also a director of Riggs National Corporation, a bank holding company. Mr. Williams has been a director of the Company since October 1992. He is a member of the Human Resources and Nominating/Corporate Governance Committees of the Board.

The Board of Directors and Committees of the Board

        Our Board of Directors met six times during 2002. During the year, overall attendance by incumbent directors averaged 98% at Board meetings and 94% at Committee meetings.

        Our Board has four standing committees: (i) Executive, (ii) Audit, (iii) Human Resources, and (iv) Nominating/Corporate Governance.

        The Executive Committee, comprised of five members, has the delegated authority to act on behalf of the Board, subject to certain limitations, during the intervals between Board meetings. The Executive Committee reports any action taken to the Board at its next meeting. Without specific delegated authority, the Executive Committee may not declare dividends except current quarterly dividends not in excess of those last declared by the Board of Directors and may not increase or decrease the number of directors or appoint new directors. Any action taken by the Executive Committee to approve a transaction in excess of $75 million may be revised or rescinded by the Board at its next meeting unless the transaction is part of an overall plan previously approved by the Board. The Executive Committee did not meet during 2002.

        The Audit Committee is comprised of four members, all of whom are independent as that term is defined by the listing requirements of the New York Stock Exchange. The responsibilities of the Audit Committee are outlined in a written charter. The Audit Committee's responsibilities include:

  (1)
  recommending to the Board the independent public accountants appointed each year for the Company and its subsidiaries;

  (2)
  meeting with the independent public accountants concerning their audit, their evaluation of the Company's financial statements, accounting developments that may affect the Company, and their nonaudit services;

  (3)
  meeting with management and internal auditors concerning similar matters;

  (4)
  reviewing the Company's compliance policies and performance; and

  (5)
  making recommendations to the Company's independent public accountants and management as it deems appropriate.

        The Audit Committee met eleven times during 2002.

        The Human Resources Committee, comprised of five members, met six times during 2002. This Committee serves as the Company's compensation committee and has overall responsibility for approving and evaluating the director and officer compensation plans, programs and policies of the Company. It reviews and approves the Chief Executive Officer's objectives and compensation, and also approves the annual compensation of corporate officers who are members of the Board as well as the Chief Operating Officer and Chief Financial Officer. The Human Resources Committee also administers the Company's bonus and other incentive compensation plans.

        The Nominating/Corporate Governance Committee, comprised of five members, was formed in February 2003. It acts as the nominating committee of the Board, a function previously performed by the Human Resources Committee. It considers and makes recommendations concerning the Board's size and composition, the number of non-management directors, the qualifications of members and potential nominees for membership, including nominees recommended by stockholders, and membership of committees of the Board. The Nominating/Governance Committee also is responsible for the development and recommendation to the Board of corporate governance guidelines applicable to the Company and oversight of the annual review of the Board's performance. Shareholders who wish to communicate with the Nominating/Corporate Governance Committee concerning potential candidates for our Board of Directors should do so by corresponding with the our Corporate Secretary. Any such communication should include the name and biographical data of the individual who is the subject of the communication, and should be made in accordance with our bylaws and as described in "Stockholder Proposals for 2004 Annual Meeting."

Compensation of Directors

        Directors who are not employees of the Company or any of our subsidiaries earn a monthly fee of $3,167 plus $1,600 for each Board meeting they attend and $1,300 for each committee meeting they attend as a committee member. Committee chairpersons are paid an additional $900 for each committee meeting chaired. Directors are reimbursed for expenses reasonably incurred in connection with their service on the Board.

        Pursuant to the provisions of the Company's Non-Management Directors Stock Incentive Plan, a director automatically receives 50% of his or her director fees in all common stock in lieu of cash fees. Each director had the right to make a one-time election to receive the remaining 50% of his or her director fees in all common stock in lieu of cash fees for the duration of the plan (which initially had a five year term and has been extended for an additional five years expiring April 26, 2006). Three current directors made this election.

        Grants of our common stock pursuant to the plan are made every three months for an amount of our common stock, based on the market value on the grant date, equal in value to 50% of the fees that the director earned during the previous three-month grant period (or 100% of the fees if the director elected to receive the remaining 50% of fees in our common stock). Shares that are granted cannot be disposed of for six months after the grant. A director may make an annual election to defer, until retirement, the grant of shares to be made the ensuing plan year. Deferred shares are then granted upon the director's retirement in a lump sum or in up to ten annual installments, as he or she may elect. These elections are made prior to each plan year. However, a director may request the modification of his or her choice as to a lump sum or installments by submitting a request to change the election at least one full fiscal year before retirement. This request is subject to approval of the Human Resources Committee. The Company has created a trust to assure the payment of benefits pursuant to the Non-Management Directors Stock Incentive Plan.

        Until May 1, 1996, directors were eligible to participate in another unfunded compensation deferral program, the Executive Deferred Compensation Plan. Four current non-management directors deferred part of their cash fees pursuant to the Executive Deferred Compensation Plan prior to May 1, 1996 and currently have account balances in the Plan. See "Certain Employment Arrangements" for more information about the Executive Deferred Compensation Plan.

        Each non-management director is also provided with travel accident insurance of $500,000 while traveling on behalf of the Company. Incumbent non-management directors who served on the Board as of February 21, 2001, are entitled to participate in the Company's standard group health insurance plans while serving as a director (this program is not available to directors elected or appointed after February 21, 2001). The Company pays the premium cost for this insurance. During 2002, the total premium cost for these insurance benefits was approximately $3,834 per director participating in the plans. Each director receiving these benefits incurred taxable income equal to the premium cost of the group insurance.

        Non-management directors elected prior to February 21, 2001 received a grant of 1,000 shares of restricted stock vesting in ten annual installments over ten years. (Directors who served a full ten years under this program received another ten-year grant of 1,000 shares.) Current directors who have these grants are Messrs. Henson, Horn, Martin, Miller, Sells and Williams. This program was terminated on February 21, 2001, with respect to further grants to new directors.

        In February 2001, the Board approved a stock option program for non-management directors (the "Director Stock Option Program"), to provide an incentive for continuing tenure with the Company. Pursuant to this program, which replaced the prior restricted stock program for directors, each new non-management director who is initially elected or appointed to the Board of Directors on or after February 21, 2001, will receive a nonqualified stock option grant of 5,000 shares upon being elected or appointed to the Board. Director Stock Option Program options are granted pursuant to and governed by the 2001 Executive Stock Incentive Plan.

        The terms of a stock option grant pursuant to the Director Stock Program are as follows: (a) it will vest in annual installments on each April 1 over ten years at 500 shares per year based on continued Board service through the vesting dates, with the first installment vesting on the April 1 following the director's election or appointment; and (b) the exercise price is the average of the high and low prices of the

Company's common stock on the NYSE on the date of the director's election or appointment or if such date is not a business day, the preceding business day.

        Pursuant to the Director Stock Option Program, each non-management director, including those now serving on the Board, will receive an annual nonqualified stock option grant of 2,000 shares, with grants to be made when annual grants to employees are normally made. The Human Resources Committee has determined that annual grants to employees will be made in June of each year, and the first annual grants were made in June 2002. The grant date, vesting and other terms and conditions of this grant were approved by the Non-Employee Directors of the Human Resources Committee (as Non-Employee Director is defined under SEC Rule 16b-3).

        Except as provided in the governing plan document and any administrative regulations thereunder governing the options, or unless otherwise approved by the Non-Employee Directors of the Human Resources Committee, all unvested options granted pursuant to the Director Stock Option Program will be forfeited and returned to the plan when a non-management director leaves the Board.

Ownership of Harrah's Entertainment Securities

        The following table lists the beneficial ownership of our Stock as of January 31, 2003, for all current directors, including the nominees to the Board, our five executive officers named in the Summary Compensation Table and all directors and executive officers as a group.

Name	Shares of Common Stock Beneficially Owned on January 31, 2003(a)(b)	% of Shares Outstanding (net of treasury shares) as of January 31, 2003
Barbara T. Alexander	2,659	*
Charles L. Atwood	162,860	*
Frank J. Biondi, Jr.	974	*
John M. Boushy	309,857	*
Joe M. Henson	129,440	*
Ralph Horn	35,583	*
Gary W. Loveman	572,040	*
R. Brad Martin	20,601	*
Gary G. Michael	3,835	*
Robert G. Miller	9,796	*
Richard E. Mirman	169,620	*
Philip G. Satre	1,587,747	1.4%
Boake A. Sells	33,770	*
Eddie N. Williams	13,675	*
All directors and executive officers as a group	3,509,493	3.1%

*
Indicates less than 1%

(a)
Shares listed in the table include shares allocated to accounts under our Savings and Retirement Plan as of January 10, 2003. The amounts shown also include the following shares that may be acquired within 60 days pursuant to outstanding stock options: Mr. Atwood, 74,607 shares; Mr. Boushy, 233,774 shares; Mr. Loveman, 453,334 shares; Mr. Mirman, 99,189 shares; Mr. Satre, 1,132,514 shares; all directors and executive officers as a group, 2,239,098 shares.

(b)
The amounts shown include the following rights to shares pursuant to our Non-Management Directors Stock Incentive Plan (including shares that may be acquired within 60 days pursuant to outstanding stock options) and deferred at the election of the directors: Mr. Biondi, 307 shares; Mr. Henson, 15,173 shares; Mr. Horn, 14,816 shares; Mr. Martin, 12,734 shares; Mr. Michael, 668 shares; Mr. Sells, 14,103 shares; Mr. Williams, 7,008 shares.

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        The Board of Directors, acting on the recommendation of its Audit Committee, has appointed Deloitte & Touche LLP, a firm of independent public accountants, as our independent public accountants to examine and report to stockholders on the consolidated financial statements of our Company and its subsidiaries for the year 2003. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be given an opportunity to make a statement. They also will be available to respond to appropriate questions.

        The action of the Board of Directors in appointing Deloitte & Touche LLP as the Company's independent public accountants for the year 2003 will be ratified upon an affirmative vote of the holders of a majority of shares of our common stock present in person or represented by proxy at the Annual Meeting, excluding abstentions.

        On May 2, 2002, Harrah's dismissed its independent auditors, Arthur Andersen LLP ("Andersen"), and engaged the services of Deloitte & Touche LLP as its new independent auditors. This action followed the entry of an order effective May 15, 2002 by the New Jersey Casino Control Commission prohibiting New Jersey casino licensees, and their holding and intermediate companies, from conducting business directly or indirectly with Andersen. Our Board of Directors and Audit Committee participated in and approved the decision to dismiss Andersen and engage Deloitte & Touche LLP.

        During our two fiscal years ended December 31, 2001 and through May 2, 2002, there were no disagreements between Harrah's and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Andersen's satisfaction, would have caused Andersen to make reference to the subject matter of the disagreement in connection with its reports on our financial statements.

        None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within our two fiscal years ended December 31, 2001 or through May 2, 2002.

        The reports of Andersen on our consolidated financial statements as of and for the fiscal years ended December 31, 2000 and 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

        In its letter dated May 2, 2002 to the Office of the Chief Accountant of the Securities and Exchange Commission, Andersen stated that it agreed with the statements in the four preceding paragraphs. This letter was filed as Exhibit 16 to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 3, 2002.

        During our two fiscal years ended December 31, 2001 and through May 2, 2002, we did not consult with Deloitte & Touche LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

        Although Andersen's audit of our 2001 financial statements resulted in an unqualified opinion, in order to provide investors with additional confidence, we subsequently requested that Deloitte & Touche LLP re-audit our consolidated balance sheets as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the three years in the period ended December 31, 2001. Deloitte & Touche LLP has completed these audits and has issued an unqualified opinion. There were no adjustments or restatements to the December 31, 2001 financial results filed as part of our Annual Report on Form 10-K, as amended, filed with the Securities and Exchange Commission on March 8, 2002.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR 2003.

        Stockholder ratification of the selection of Deloitte & Touche LLP as the Company's independent public accountants is not required by the Company's bylaws or otherwise. However, the Board of Directors is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Board of Directors will reconsider the retention of that firm. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent public accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interests of the Company and its stockholders.

Other Matters at the Meeting

        The Board of Directors does not know of any matters to be presented at the meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.

REPORT OF THE AUDIT COMMITTEE

        To the Board of Directors of Harrah's Entertainment, Inc.:

        Our role is to assist the Board of Directors in its oversight of the Company's financial reporting process. As set forth in our charter, the Company's management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

        We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2002.

        We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

        We have received the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the independent auditors their firm's independence.

        Based on the review and discussion referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

                      Ralph Horn, Chairperson
                      Barbara T. Alexander
                      Joe M. Henson
                      Gary G. Michael

FEES PAID TO DELOITTE & TOUCHE LLP

        The following table shows the fees paid or accrued by the Company for audit and other services provided by Deloitte & Touche LLP during 2002.

Audit fees for audit of 2002 financial statements	$1,296,416
Audit fees for audits of prior year financial statements	740,663

Total	$2,037,079

Financial Information Systems Design and Implementation Fees	$—

All Other Fees:
Other audit-related fees and tax matters	$504,944
Other	57,449

Total all other fees	$562,393

        "Audit fees for audit of 2002 financial statements" includes the aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the reviews of the financial statements included our Quarterly Reports on Form 10-Q and for the audit of our consolidated financial statements for the year ended December 31, 2002. "Audit fees for audits of prior year financial statements" includes fees for the re-audits of our financial statements for the years ended December 31, 2001, 2000 and 1999 performed during 2002 by Deloitte & Touche LLP.

        Deloitte & Touche LLP was not engaged during 2002 to perform any services related to "Financial Information Systems Design and Implementation."

        "All Other Fees" is the aggregate fees paid for all other services for which Deloitte & Touche LLP was engaged in 2002. "Other audit-related fees and tax matters" includes audits of employee benefit plans and other entities and includes fees for tax compliance and tax examination assistance. "Other" includes the fees for other services provided to the Company by Deloitte & Touche LLP that are not includable in any of the prior captions.

        The Audit Committee has reviewed the non-audit services provided to the Company by Deloitte & Touche LLP and has concluded that such services are compatible with the maintenance of that firm's independence in the conduct of its auditing functions for the Company.

EXECUTIVE OFFICER COMPENSATION

        The Summary Compensation Table below sets forth certain compensation information concerning the Company's Chief Executive Officer and our four additional most highly compensated executive officers during the periods presented.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)	($)(1) Other Annual Compensation	($)(2) Restricted Stock Award(s)		(#) Securities Underlying Options	($)(3) All Other Compensation
Philip G. Satre(4) Chairman of the Board	2002 2001 2000	$1,200,000 1,200,000 1,108,846	$3,845,700 900,000 360,000	$192,091 106,325 114,189	$	— — —	— 350,000 350,000	$ $	658,042 526,186 450,699
Gary W. Loveman(5) President and Chief Executive Officer	2002 2001 2000	1,018,462 1,000,000 895,192	3,271,516 780,000 279,500	80,593 72,549 71,162		5,120,026 — —	426,389 150,000 350,000		14,352 112,155 25,490
Charles L. Atwood Senior Vice President, Chief Financial Officer and Treasurer	2002 2001 2000	517,692 345,400 235,673	599,792 146,880 65,000	— 167 399		983,614 697,800 720,939	65,000 — 31,584		13,035 11,904 11,250
John M. Boushy Senior Vice President, Operations Products & Services and Information Technology	2002 2001 2000	394,154 374,154 359,981	395,000 225,000 110,000	— — 52,430		— — 1,201,565	40,334 — 54,143		32,637 395,600 37,468
Richard E. Mirman Senior Vice President, New Business Development and Chief Marketing Officer	2002 2001 2000	336,500 311,145 260,577	337,188 159,500 120,000	— — 44,620		65,488 — 1,201,565	50,000 — 40,607		13,149 96,779 14,843

(1)
Other Annual Compensation includes the amounts in the following table:

Name	Year	Earnings in excess of market rates on deferred compensation paid during the current year but deferred at the election of the executive		Company match on deferred compensation contributions	Allocated amount for aircraft usage	Reimbursement of relocation expenses and the associated taxes		Reimbursement of medical benefits and the associated taxes		Retirement gift and the associated taxes
Philip G. Satre	2002 2001 2000	$	— 3,678 1,110	$61,000 61,500 56,031	$37,669 14,512 22,020	$	— 17,825 19,702	$	— — —	$70,915 — —
Gary W. Loveman	2002 2001 2000		— — 780	49,235 35,354 43,212	— — —		— — —		— 27,464 15,748	— — —
Charles L. Atwood	2002 2001 2000		— 167 399	— — —	— — —		— — —		— — —	— — —
John M. Boushy	2002 2001 2000		— — 7,717	— — 13,497	— — —		— — 19,491		— — —	— — —
Richard E. Mirman	2002 2001 2000		— — 4,271	— — —	— — —		— — 35,057		— — —	— — —

          Other Annual Compensation for perquisites for Mr. Atwood, Mr. Boushy and Mr. Mirman in 2002 aggregated less than (a) 10% of the total annual salary or (b) $50,000, whichever is lower. Accordingly, no such amounts are included in the table. The Company does not provide a fixed benefit pension plan for its executives. The amounts set forth above for deferred compensation earnings are a function of deferred income voluntarily contributed by the executives.

(2)
Awards of restricted stock were granted to the executives in 2002, 2001 and 2000 pursuant to a Time Accelerated Restricted Stock Award Program ("TARSAP"). Mr. Atwood was awarded 20,000 shares in each of 2002 and 2001. The number of shares awarded to Mr. Atwood, Mr. Boushy and Mr. Mirman in 2000 was 30,000, 50,000 and 50,000, respectively. These shares will vest on January 1, 2007, provided the executive remains in active employment with the Company. Portions of the shares are eligible for earlier annual vesting in each of the first four years (three years for the shares awarded in 2002) based on the Company's achievement of certain financial performance targets, and the remaining unvested shares will vest on January 1, 2007. The first such performance vesting occurred on March 1, 2003. Mr. Loveman received a grant of 108,378 shares of restricted stock in connection with his promotion to Chief Executive Officer. These shares will vest in increments of 25% on January 1, 2006, 25% on January 1, 2007, and 50% on January 1, 2008. Messrs. Loveman, Atwood and Mirman also received a special award of restricted stock in 2002. The number of shares awarded was: Mr. Loveman, 2,976 shares; Mr. Atwood, 3,797 shares; and Mr. Mirman, 1,624 shares. Fifty percent of these shares vested on February 27, 2003, and 50% will vest on February 27, 2004. See "Report of the Human Resources Committee on Executive Compensation." The number of unvested shares held by Messrs. Loveman, Atwood, Boushy and Mirman as of December 31, 2002 was 111,354, 78,930, 53,633 and 57,630, respectively. The market value of the unvested restricted stock awards granted to Messrs. Loveman, Atwood, Boushy and Mirman as of December 31, 2002 was $4,409,618, $3,125,628,

  $2,123,867 and $2,282,148, respectively. Dividends are payable when declared on restricted stock in the same manner and to the same extent as dividends are payable on other shares of common stock.

(3)
All Other Compensation consists of the amounts in the following table:

	Year	Earnings in excess of market rates on retirement benefits under the DCP	Matching Contributions to the Company's Saving and Retirement Plan	Earnings in excess of market rates on retirement benefits under the ESSP
Philip G. Satre	2002 2001 2000	$647,042 515,986 440,199	$11,000 10,200 10,500	$	— — —
Gary W. Loveman	2002 2001 2000	— — 14,990	11,000 10,200 10,500		3,352 101,955 —
Charles L. Atwood	2002 2001 2000	2,035 1,704 750	11,000 10,200 10,500		— — —
John M. Boushy	2002 2001 2000	468 — 28,331	9,539 8,999 9,137		22,630 386,601 —
Richard E. Mirman	2002 2001 2000	— 73 4,343	11,000 10,200 10,500		2,149 86,506 —

  As stated in note (1) above, the Company does not provide a fixed benefit pension plan for its executives but maintains deferred compensation plans (collectively, "DCP") and an Executive Supplemental Savings Plan ("ESSP") under which the executives may defer a portion of their compensation. Amounts deposited into DCP earn interest at rates approved by the Human Resources Committee. The ESSP is a variable investment plan that allows the executives to direct their investments by choosing among several investment alternatives. In 2002 and 2001, Mr. Loveman, Mr. Boushy and Mr. Mirman received an interest enhancement to convert their retirement benefits from the DCP to the ESSP, with payment of a portion of these amounts contingent on meeting certain requirements related to age and length of tenure with the Company.

(4)
Mr. Satre also served as Chief Executive Officer until January 1, 2003.

(5)
Mr. Loveman was appointed Chief Executive Officer effective January 1, 2003.

        The following table gives information regarding grants of stock options made during 2002 to our executive officers named in the Summary Compensation Table, including information concerning the potential value of such options based on assumed annual rates of stock price appreciation for the seven-year option terms. The Human Resources Committee determined that annual grants to employees will be made in June of each year with the first grant made in June 2002. The annual grants previously scheduled for November 2001 were deferred by action of the Human Resources Committee to 2002. The Committee has authority to change the annual grant date and to make option grants at other times.

OPTION GRANTS IN THE LAST FISCAL YEAR

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Number of Securities Underlying Options Granted(#)(2)	Percent of Total Options Granted to Employees in Fiscal Year		Exercise or Base Price($/Sh.)	Expiration Date	5%	10%
Philip G. Satre	—	—		—	—	—	—
Gary W. Loveman(3)	341,389 85,000	11.0 2.7	% %	46.135 47.025	09/05/09 06/20/09	6,411,824 1,627,231	14,942,277 3,792,141
Charles L. Atwood	65,000	2.1%		47.025	06/20/09	1,244,353	2,899,872
John M. Boushy	40,334	1.3%		47.025	06/20/09	772,150	1,799,438
Richard E. Mirman	50,000	1.6%		47.025	06/20/09	957,195	2,230,671

(1)
The dollar amounts under these columns are the result of calculations at zero percent, and at five percent and ten percent rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. In the above table, we did not use an alternative formula for a grant date valuation, as we are not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. There is no assurance that the value realized by an officer will be at or near the value estimated above.

(2)
Except as described in note (3) below, employees vest in the right to exercise these options over a three-year period. Options are subject to certain conditions, including compliance with terms and conditions of the options as approved by the Human Resources Committee. Options are nontransferable except by will or the laws of descent and distribution. See "Report of the Human Resources Committee on Executive Compensation" for more information concerning stock option awards.

(3)
In connection with Mr. Loveman's appointment as Chief Executive Officer, he received a grant of 341,389 stock options, which will vest in increments of 25% on January 1, 2006, 25% on January 1, 2007, and 50% on January 1, 2008. See "Certain Employment Arrangements."

        The following table gives certain information concerning stock option exercises during 2002 by our executive officers named in the Summary Compensation Table. It also gives information concerning option values.

AGGREGATED OPTION EXERCISES IN 2002 AND
DECEMBER 31, 2002 OPTION VALUES

			Number of Securities Underlying Unexercised Options Held at December 31, 2002(#)
					Value of Unexercised, In-the-Money Options at December 31, 2002($)(1)
Name	Shares Acquired on Exercise(#)	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Philip G. Satre	413,771	9,990,551	782,514	875,000	16,337,899	12,941,793
Gary W. Loveman	250,000	8,654,291	175,000	1,051,389	2,380,000	8,893,160
Charles L. Atwood	74,059	2,458,501	30,569	107,149	364,480	555,432
John M. Boushy	—	—	182,392	118,006	3,543,720	1,046,867
Richard E. Mirman	24,256	657,411	48,137	108,931	577,442	747,276

(1)
Amount represents the difference between the aggregated option price of unexercised in-the-money options and a $39.60 market price on December 31, 2002, which was the closing price of our common stock on the last trading day of 2002.

Certain Employment Arrangements

        On January 1, 2003, Mr. Loveman became the Company's Chief Executive Officer, succeeding Mr. Satre in this position. Mr. Satre continues to serve as Chairman of the Board.

        Mr. Satre's current employment agreement, which took effect upon the expiration of his previous employment agreement at the end of 2002, provides that he will serve as Chairman of the Board from January 1, 2003 until January 1, 2005 at a current annual salary of $500,000, subject to annual merit reviews by the Human Resources Committee.

        Pursuant to his employment agreement, Mr. Satre is entitled to participate in the benefit programs accorded to our senior officers, however, he is not eligible to receive bonus compensation or long-term incentive compensation (stock options and restricted stock awards). All stock options previously granted to Mr. Satre, to the extent they are unvested, will vest on his last day of employment, January 1, 2005, and may be exercised per plan rules.

        Our Board can terminate Mr. Satre's employment agreement with or without cause, and Mr. Satre can resign. If the Company terminates the agreement without cause, or if Mr. Satre resigns for good reason (as defined in the agreement):

  •
  Mr. Satre will receive salary continuation and the right to continue participating in the Company's benefit plans for up to two years beginning on the date of termination and continuing no later than January 1, 2005;

  •
  His stock options, to the extent unvested, will vest on January 1, 2005; and

  •
  If a change in control under his severance agreement occurs during the salary continuation period, all his unvested stock options will vest.

        If the Company terminates the agreement for cause, Mr. Satre's unvested options will be cancelled and his salary will end.

        After his employment with the Company terminates, Mr. Satre will be entitled to participate in the Company's group health insurance plans applicable to corporate executives, including family coverage, for his lifetime. The Company will pay 80% of the premium on an after-tax basis for this coverage, and Mr. Satre will incur annual imputed taxable income equal to the amount of the Company's payments. When Mr. Satre becomes eligible for Medicare coverage, the Company's group health insurance plan will become secondary, and Mr. Satre will be eligible for the same group health benefits as normally provided to our other retired management directors. He will incur annual imputed taxable income equal to the premium cost of this benefit.

        If a change in control were to occur during Mr. Satre's employment agreement, and his employment was terminated involuntarily or he resigned for good reason (as defined) within two years after the change in control, or if his employment was involuntarily terminated within six months before the change in control under defined circumstances, Mr. Satre would be entitled to receive the severance benefits under his severance agreement (if then in force) in lieu of the salary and rights under his employment agreement, except that any right to lifetime health insurance coverage earned under his employment agreement would continue in force. This would also be the case if a change in control were to occur under certain circumstances and Mr. Satre voluntarily terminated his employment during a 30-day period following the first anniversary of the change in control.

        The agreement provides that Mr. Satre will not compete with the Company for a period of two years after termination of his active employment (which for this purpose does not include the salary continuation period).

        In September 2002, our Board of Directors elected Mr. Loveman Chief Executive Officer of the Company effective January 1, 2003, replacing Mr. Satre in this position. Mr. Loveman's current employment agreement, which took effect upon the expiration of his previous employment agreement at the end of 2002, provides that Mr. Loveman will serve as Chief Executive Officer and President from January 1, 2003 until January 1, 2008 at a current annual salary of $1,100,000, subject to annual merit reviews by the Human Resources Committee. Pursuant to the agreement, Mr. Loveman also received a grant of stock options valued at $5 million and a deferrable restricted stock grant having an estimated value of $5 million (based on the price of the common stock on the date of the grant) pursuant to the Company's Executive Stock Incentive Plan (the "Promotional Award"). The stock options have a term of seven years. Both the stock options and the restricted stock will vest in increments of 25% on January 1, 2006, 25% on January 1, 2007, and 50% on January 1, 2008. See "Summary Compensation Table" and "Option Grants in the Last Fiscal Year."

        Pursuant to his employment agreement, Mr. Loveman is entitled to participate in the incentive compensation programs and other benefits accorded to our senior officers, including eligibility to receive bonus compensation and long-term incentive compensation (stock options and restricted stock awards) as approved by the Human Resources Committee. In addition, Mr. Loveman has a right to receive an individual long-term disability policy with a $180,000 annual maximum benefit and an individual long-term disability excess policy with an additional $540,000 annual maximum benefit, both fully paid by the Company during the term of his agreement. Our Board can terminate the employment agreement with or without cause, and Mr. Loveman can resign.

        If the Company terminates the agreement without cause, or if Mr. Loveman resigns for good reason (as defined in the agreement):

  •
  Mr. Loveman's salary and right to participate in Company benefit plans (other than bonus and long-term incentive plans) will continue for a period of two years beginning on the date of termination;

  •
  His stock options and restricted stock will continue to vest during this two-year period (including 100% vesting upon a change in control), with any unvested options that do not vest before the expiration of the two-year period to be forfeited, except those provided pursuant to the Promotional Award;

  •
  The Promotional Award will continue to vest according to its regular vesting schedule; and

  •
  He will receive any bonus accrued for the prior year and pro-rata for the current year up to the date of termination for any termination without cause or for resignation for good reason, as defined.

        If the Company terminates the agreement for cause, Mr. Loveman's unvested stock options and any shares of unvested restricted stock, including those received as part of his Promotional Award, will be cancelled and his salary will end.

        After his employment with the Company terminates, Mr. Loveman will be entitled to participate in the Company's group health insurance plans applicable to corporate executives, including family coverage, for his lifetime. The Company will pay 80% of the premium on an after-tax basis for this coverage, and Mr. Loveman will incur annual imputed taxable income equal to the amount of the Company's payment. When Mr. Loveman becomes eligible for Medicare coverage, the Company's group health insurance plan will become secondary, and Mr. Loveman will be eligible for the same group health benefits as normally provided to our other retired management directors. He will incur annual imputed taxable income equal to the premium cost of this benefit.

        If a change in control were to occur during Mr. Loveman's employment agreement, and his employment was terminated involuntarily or he resigned for good reason (as defined) within two years after the change in control, or if his employment was involuntarily terminated within six months before the change in control under defined circumstances, Mr. Loveman would be entitled to receive the severance benefits under his severance agreement (if then in force) in lieu of the salary and rights under his employment agreement. This would also be the case if a change in control were to occur under certain circumstances and Mr. Loveman voluntarily terminated his employment during a 30-day period following the first anniversary of the change in control.

        The agreement provides that Mr. Loveman will not compete with the Company for a period of two years after termination of his active full time employment (which for this purpose does not include the salary continuation period).

        We also have employment agreements with our other executive officers named in the Summary Compensation Table, which provide that they are employed at the salaries described in the Table for 2002, subject to merit increases as we may approve. Mr. Boushy's and Mr. Mirman's agreements expire March 1, 2007, and January 1, 2007, respectively. Mr. Atwood's agreement expires June 21, 2005. During the term of the employment agreement, each executive is entitled to participate in the incentive compensation programs and other benefits accorded to our senior officers, including eligibility to receive bonus compensation and awards under the Company's Executive Stock Incentive Plan as approved by the Human Resources Committee. The Company can terminate the employment agreement immediately with cause, or without cause upon 30 days prior written notice. The executive can voluntarily resign upon 30 days prior written notice, or upon six months prior written notice if he or she is going to work or act in competition with the Company.

        If the Company terminates the agreement without cause or does not renew it when it expires, the executive will receive eighteen months' salary continuation and will not compete with the Company during that time. Stock options will generally continue to be exercisable and to vest during the salary continuation, including vesting upon a change in control. See "Report of the Human Resources Committee on Executive Compensation." Unvested shares of regular restricted stock are forfeited as of the executive's termination date. TARSAP shares would not vest during the salary continuation unless the performance targets were achieved and the Human Resources Committee, in its discretion, were to approve the vesting as an exception based on the recommendation of our Chief Executive Officer.

        If there were a change in control during the salary continuation and noncompete period, any unvested stock options would vest, and the next scheduled vesting installment of TARSAP shares would vest.

        If the executive attains specified age and service requirements and his or her employment then terminates other than for cause, he or she will be entitled to lifetime coverage under our group health insurance plan. The executive will be required to pay 20% of the premium for this coverage. We will pay the remaining premium, which will be imputed taxable income to the executive. This insurance coverage terminates if the executive competes with the Company.

        For executives in the Executive Deferred Compensation Plan ("EDCP"), the executive will earn the retirement rate under the EDCP if he or she attains specified age and service requirements and if his or her employment is terminated without cause or if we elect not to renew the agreement when it expires. The executive receives service credit under the EDCP for any salary continuation and noncompete period.

        If the Company terminates the agreement for cause or if the executive voluntarily resigns, the executive's unvested options and any shares of unvested restricted stock, including TARSAP shares, will be cancelled, and all salary and benefits will end.

        In connection with the execution of new employment agreements with Messrs. Satre and Loveman, the Human Resources Committee directed us to review our existing executive severance agreements. After this review, we determined to transition to new severance agreements which we believe are more typical of this type of arrangement in the current marketplace and in our industry, and as a result, we have entered into new severance agreements with each of the executives listed in the Summary Compensation Table above (the "New Severance Agreements"). Although the New Severance Agreements are generally more favorable to the Company than the previous ones, we believe they will continue to reinforce and encourage the attention and dedication of our executives if they are faced with the possibility of a change in control of the Company that could affect their employment. The New Severance Agreements of Messrs. Satre and Loveman became effective January 1, 2003. The New Severance Agreements of Messrs. Atwood, Boushy and Mirman will become effective January 1, 2004, and until then, their existing severance agreements ("Old Severance Agreements") remain in effect.

        Both New and Old Severance Agreements provide for a compensation payment (the "Compensation Payment") of three times the executive's "annual compensation" (which includes salary and bonus amounts but excludes restricted stock vestings and compensation or dividends related to restricted stock or stock options), except for Mr. Satre, whose Compensation Payment is an amount equal to his unpaid salary for the remainder of his term as Chairman.

        Under their New Severance Agreements, Mr. Satre and Mr. Loveman are entitled to a Compensation Payment if (i) within two years after a change in control of the Company, their employment terminates involuntarily or if they resign for good reason (as defined); (ii) if their employment is terminated without cause within six months before a change in control (under defined circumstances); or (iii) if they voluntarily terminate their employment during a 30-day period following the first anniversary of a change in control under certain circumstances. The other executives under New Severance Agreements are entitled to Compensation Payments after a change in control if, within two years of the change in control, their employment is terminated involuntarily, or they resign with good reason (as defined), or if their employment is terminated without cause within six months before a change in control (under defined circumstances).

        A change in control is defined in the New Severance Agreements as the occurrence of any of the following:

  1.
  any person becomes the beneficial owner of 25% or more of our then outstanding voting securities, regardless of comparative voting power of such securities,

  2.
  within a two-year period, members of the Board of Directors at the beginning of such period and their approved successors no longer constitute a majority of the Board,

  3.
  the closing of a merger or other reorganization where the voting securities of the Company prior to the merger or reorganization represent less than a majority of the voting securities after the merger or consolidation; or

  4.
  stockholder approval of the liquidation or dissolution of the Company.

        In addition to Compensation Payments described above, under the New Severance Agreements executives receive accelerated vesting of certain stock options and restricted stock, or if the executive's employment terminates subsequent to a change in control or within six months before the change in control under defined circumstances, accelerated vesting of all options and restricted stock. Any unvested restricted stock and stock options granted prior to 2001 will vest automatically upon a change in control regardless of whether the executive is terminated, as will any stock options granted in 2001 or later which are not assumed by the acquiring company. (If a change in control had occurred before January 1, 2003, only 50% of the unvested TARSAP II shares would have vested.) All unvested stock options granted in 2001 and later, including those assumed by the acquiring company, will vest if the executive becomes eligible for a Compensation Payment. At the election of the Company, the Company may "cash out" all or part of the executive's outstanding and unexercised options.

        The executives under Old Severance Agreements are entitled to Compensation Payments after a change in control if, within two years of the change in control, their employment is terminated involuntarily, or they resign with good reason (as defined), or if their employment is terminated without cause within six months before a change in control (under defined circumstances). A change in control is defined in the Old Severance Agreements as the occurrence of any of the following:

  1.
  any person becomes the beneficial owner of 25% or more of our then outstanding voting securities, regardless of comparative voting power of such securities;

  2.
  within a two-year period, members of the Board of Directors at the beginning of such period and their approved successors no longer constitute a majority of the Board; or

  3.
  holders of securities entitled to vote thereon approve a merger or consolidation where the voting securities of the Company prior to the merger or consolidation represent less than 80% of the voting securities after the merger or consolidation or a plan of complete liquidation.

        Additionally, executives subject to Old Severance Agreements are entitled to Compensation Payments if their employment terminates due to their voluntary resignation during a 30-day period following the first anniversary of the change in control, provided that if the change in control was the result of a person becoming the beneficial owner of the Company's voting securities, such person must have become the beneficial owner of a majority of the Company's then outstanding voting securities, rather than the lower threshold of 25% or more.

        Furthermore, Old Severance Agreements provide that in the event of a potential change in control of the Company, we will deposit in escrow a sum of money sufficient to fund our obligations under the agreement in the event a change in control occurs, and each executive agrees to remain in the employ of the Company for a certain period of time. A potential change in control of the Company is defined as (i) when we enter into an agreement that will result in a change in control of the Company, (ii) a person publicly announces an intention to take action which would result in change of control of the Company, (iii) a person (other than a trustee of one of our employee benefit plans) who is or becomes a beneficial owner of 9.5% of the combined voting power of our then outstanding securities, increases his beneficial ownership by 5% or more, resulting in 14.5% or more ownership, or (iv) the Board of Directors adopts a resolution to the effect that a potential change in control of the Company has occurred.

        Executives subject to Old Severance Agreements are also entitled to accelerated vesting of all stock options and restricted stock, and an accelerated payment in cash of the value of all stock options and payment of any compensation or awards payable to such executive under any incentive plan of the Company (the value of the restricted stock subject to accelerated vesting plus the cash payments is referred to as the "Accelerated Payments"). Any unvested restricted stock and stock options will vest automatically upon a change in control, regardless of whether an employee is terminated, and the stock options will be cashed out.

        However, under either New or Old Severance Agreements, none of the executives is entitled to a Compensation Payment after a change in control if their termination is (i) by the Company for cause (as defined), or (ii) voluntary and not for good reason (as defined) except as permitted for Messrs. Satre and Loveman and the executives under the Old Severance Agreements during a 30-day period following the first anniversary of the change in control and termination of employment, as described above.

        If an executive becomes entitled to payments under either New or Old Severance Agreements ("Severance Payments") which are subject to a federal excise tax imposed on the executive (the "Excise

Tax"), the severance agreements require the Company to pay the executive an additional amount (the "Gross-Up Payment") so that the net amount retained by the executive after deduction of any Excise Tax on the Severance Payments and all Excise Taxes and other taxes on the Gross-Up Payment, will equal the initial Severance Payments less normal taxes.

        Each severance agreement has a term of one calendar year and is renewed automatically each year starting January 1 unless we give prior written notice of non-renewal. Under the New Severance Agreements, we must give the executive six months notice of non-renewal, except in cases where a potential change in control (as defined) has occurred or the non-renewal is done in contemplation of a potential change in control, in which case we must give one year's notice. Under the Old Severance Agreements, we must give the executive one year's notice of non-renewal. Each severance agreement provides that if a change in control occurs during the original or extended term of the agreement, then the agreement will automatically continue in effect for a period of 24 months beyond the month in which the change in control occurred.

        The Compensation Payments and Accelerated Payments, respectively, that would have been payable to our executive officers named in the Summary Compensation Table for the Company on January 1, 2003, if (i) a change in control occurred and such executives had been terminated as of that date, and (ii) the Company elected to "cash out" all of the outstanding and unvested stock options of the executives under the New Severance Agreements, would have been approximately: Mr. Satre, $5,898,572 and $30,179,691; Mr. Loveman, $4,936,702 and $16,470,278; Mr. Atwood, $2,196,180 and $3,019,540; Mr. Boushy, $1,853,000 and $5,924,454; and Mr. Mirman, $1,258,466 and $2,787,491. The Accelerated Payments include the value of any unvested restricted stock, including TARSAP shares, and unexercised stock options that would accelerate upon a change in control and termination of employment, based on the market price of our common stock on December 31, 2002.

        Two of the executive officers named in the Compensation Table, Mr. Satre and Mr. Atwood, have accounts in the EDCP, although they are not allowed to contribute any new deferral. Pursuant to the EDCP, deferred amounts earn interest at a termination rate (which cannot be lower than the Citibank prime rate) or at a retirement rate (which cannot be lower than a specified formula rate), both of which are approved annually by the Human Resources Committee. The retirement rate is established as an incentive to encourage long-term service. Therefore, only those participants meeting the Plan's service requirements will receive interest at the retirement rate. In October 1995, the Human Resources Committee approved a fixed retirement rate of 15.5% and a fixed termination rate of 8.5% for all account balances under the EDCP as of December 31, 1995 (subject to plan minimum rates contained in the EDCP). The interest rates on post-1995 deferrals continue to be approved each year by the Committee. The termination rate on post-1995 deferrals during 2002 was 4.75%, and the retirement rate was 10.85%. The termination rate during 2003 for post-1995 deferrals has been approved at Citibank Prime Rate, and the retirement rate has been approved at the Plan's minimum retirement rate (approximately 11%).

        If there is a change in control, as defined in the EDCP, a participant who is not yet entitled to the retirement rate will receive that rate if his or her employment terminates within a 24-month period after the change in control. Mr. Satre is already vested in the retirement rate. Mr. Atwood is not yet entitled to the retirement rate except upon termination of his employment under certain circumstances. Consequently, if a change in control (as defined in the EDCP) were to occur, he would be entitled to the retirement rate on his account balances if his employment were to terminate within 24 months after the change in control.

        We have established an escrow fund and have deposited into it insurance policies and cash proceeds received from insurance policies. This escrow fund assures the payment of benefits, as they accrue, to participants in the EDCP and in another deferred compensation plan, including, among others, our executive officers and non-management directors. The escrow fund is subject to the claims of our creditors in the case of our insolvency or bankruptcy.

        This escrow fund would also be used if an executive under the Old Severance Agreements were to request an escrow of severance payments upon a potential change in control of the Company. If a change in control were to occur, we would increase the escrow fund as deemed necessary to assure payment of future deferrals, and we also have the right to increase the escrow fund to pay premiums on the insurance policies and interest on policy loans.

        Further deferrals into the EDCP were terminated effective March 31, 2001. In February 2001, the Human Resources Committee approved a new deferral program, the Executive Supplemental Savings Plan ("ESSP"), which commenced April 1, 2001, which permits certain key employees, including executive officers, to make deferrals of specified percentages of salary and bonus. The new program allows participants to choose from a selection of varied investment alternatives and the results of these investments will be reflected in their deferral accounts. To assure payment of these deferrals, a new escrow fund has been established similar to the escrow fund for the EDCP. The new escrow fund is funded to match the various types of investments selected by participants for their deferrals.

        The ESSP does not provide a fixed interest rate as does the EDCP and therefore the market risk of plan investments is borne by participants rather than the Company. To encourage EDCP participants to transfer their account balances to the ESSP thereby reducing the Company's market risk, the Company approved a program in 2001 that provided incentives to a limited number of participants to transfer their EDCP account balances to the ESSP. Under this program, a currently employed EDCP participant who was five or more years away from becoming vested in the EDCP retirement rate, including any executive officers who were in this group, received an enhancement in his or her account balance if the participant elected to transfer the account balance to the ESSP. The initial enhancement was the greater of (a) twice the difference between the participant's termination account balance and retirement account balance, (b) 40% of the termination account balance, not to exceed $100,000, or (c) four times the termination account balance not to exceed $10,000. Upon achieving eligibility for the EDCP retirement rate (age 55 and 10 years of service), the participant electing this program will receive an additional enhancement equal to 50% of the initial enhancement. Three of the executive officers named in the Compensation Table, Messrs. Boushy, Mirman, and Loveman elected to participate in the Enhancement Program. As a result, these executive officers no longer have accounts in the EDCP.

        While further deferrals into the EDCP were terminated, and while most EDCP participants transferred their EDCP account balance to the ESSP, amounts deferred pursuant to the EDCP prior to its termination and not transferred to the ESSP remain subject to the terms and conditions of the EDCP and will continue to earn interest as described above.

        In November 2002, our Board adopted a policy requiring our executives to own shares of our common stock, excluding stock options or unvested restricted stock, having a value equal to or greater than an established multiple ranging between one times and three times the executive's annual base salary. Mr. Loveman is required to own shares having a value equal to three times his annual base salary, Mr. Atwood is required to own shares having a value equal to twice his annual base salary, and Messrs. Boushy and Mirman are required to own shares having a value equal to their respective annual base salaries. The policy requires executives to achieve the mandatory level of stock ownership on or before January 1, 2006.

Report of the Human Resources Committee on Executive Compensation

        The Human Resources Committee is composed entirely of non-management directors. The Committee is responsible for approving the compensation of our management directors, reviewing the compensation of other executive officers, including the executive officers named in the Summary Compensation Table, and approving stock awards, including stock options and restricted stock, for each executive officer.

        Executive Compensation Policy.    The Company's executive compensation policy is designed to attract and retain high caliber executives and motivate them to superior performance for the benefit of the Company's stockholders. Pursuant to this policy:

  •
  salaries are linked to competitive factors and salary increases are based primarily on merit,

  •
  the annual bonus program is competitively-based and provides incentive compensation based on our financial performance, and

  •
  long-term compensation is tied to enhancing shareholder value and to our financial performance.

        In summary, our executive compensation policy is primarily based on performance, with a large portion of potential executive compensation at risk. This policy not only extends to executive officers but also to key managers and professional staff. Approximately 475 key employees participate in the Company's long-term incentive plans.

        The following discussion describes the basic components of our executive compensation policy described in further detail.

        Total Compensation Competitively-Based.    Total compensation for executive officers has previously been targeted to be approximately comparable to the median ranges for amounts paid to executives employed in similar positions in public gaming companies. In recognition of the Company's relative size and performance standards, this target has been changed to the mean. The comparison group is the three largest U.S. gaming companies.

        Salary.    Salaries are reviewed each year and increases are based primarily on (i) an executive's accomplishment of various performance objectives and (ii) competitive salaries of executives holding similar positions with other public gaming companies. Specific weights for each factor may be established in some circumstances. In addition, salary can be substantially increased if an executive officer is promoted to a higher position or is given greater responsibilities.

        In general, the objectives of executive officers (other than the Chief Executive Officer) are approved by the Chief Executive Officer. These objectives generally relate to achieving functional goals and financial objectives within the officer's assigned area of responsibility. For example, an objective could relate to completion of a project assigned to that executive's area of responsibility. The Chief Executive Officer's assessment of the performance of the other executive officers is based on a subjective review of each officer's performance. Specific weights may be given to each objective in this assessment in the discretion of the Chief Executive Officer.

        The Committee approves merit salary increases for the Chairman, the Chief Executive Officer, the Chief Operating Officer, and the Chief Financial Officer. The Chief Executive Officer approves merit salary increases for the other executive officers and the Committee reviews them. Merit salary increases were approved for the other executive officers during 2002.

        Senior Executive Incentive Plan.    The Senior Executive Incentive Plan has been approved by the stockholders to provide participating executives with incentive compensation based upon the achievement of pre-established performance goals. This plan is designed to comply with Section 162(m) of the Internal Revenue Code, which limits the tax deductibility by the Company of compensation paid to officers named in the compensation tables of the Proxy Statement to $1 million. The Committee approves the specific executive officers who will participate each calendar year prior to, or at the time of, establishment of the performance objectives for a calendar year. In 2002, Messrs. Satre, Loveman, Atwood, Boushy and Mirman participated in the Senior Executive Incentive Plan. The plan's objective for 2002 was earnings per share and this same objective is being utilized for 2003. Bonus amounts are based on a matrix related to the targeted objective. Target bonuses range from 144% to 164% of base salary depending on the grade level of the executive.

        Although bonuses under the Senior Executive Incentive Plan are not subject to the same maximum limits as bonuses under the Annual Management Bonus Plan (discussed below), the Committee has discretion to decrease theoretically-achieved bonuses under the Senior Executive Incentive Plan. It has been the Committee's practice to decrease the bonuses to the level that would have been paid under the Annual Management Bonus Plan if the executives were in that plan.

        In 2002 the bonus matrix for the Senior Executive Incentive Plan was based on the earnings per share objective. The earnings per share actually achieved by the Company for 2002 significantly exceeded the established target level and even exceeded the maximum level contemplated in the bonus matrix for the Senior Executive Incentive Plan for 2002. Consistent with past practice, the Committee decreased the bonuses payable for 2002 to participants under the Senior Executive Incentive Plan to the level that would have been paid under the Annual Management Bonus Plan if they were participants under that plan.

        The Committee has determined that, with the exception of Mr. Satre, the executives named in the Summary Compensation Table and four other executive officers will participate in the Senior Executive Incentive Plan in 2003. Members of the Committee who are not "outside directors" pursuant to Section 162(m) of the Code abstain from voting on matters related to the Senior Executive Incentive Plan. The Committee has authority to approve bonuses outside of this plan to reward executives for special personal achievement.

        Annual Management Bonus Plan.    Pursuant to our Annual Management Bonus Plan, at or near the beginning of each calendar year (a "plan year"), the Committee approves a corporate bonus objective for the Company's executive officers (other than those participating in the Senior Executive Incentive Plan) and other participants in the Plan. This objective can pertain to operating income, pretax earnings, return on sales, earnings per share, a combination of objectives, or another objective approved by the Committee. The objective may change annually to support our business mission. For the 2002 plan year, the Committee approved the objective of earnings per share for the Company's executive officers. This objective is also being utilized for 2003.

        A bonus matrix has been approved by the Committee based on the grade levels of participating executive officers and other participants that will result in the payment of a specified percentage of the participant's salary if the target objective is achieved. This percentage of salary increases or decreases on the bonus matrix in relation to the level of achievement of financial objectives. No bonus is awarded if less than a specified percentage of target is achieved unless an exception is approved by the Committee. If the target objective is achieved, bonuses ranging from 50% to 105% of salary, depending on the executive's grade level, will be earned. The bonus amounts as a percentage of salary increase pursuant to a formula that is related to performance above the target objective, with a specified maximum bonus amount of 200% of target for the executive officers who participate in this Plan. This maximum, which is subject to the Committee's authority to adjust bonuses as discussed below, does not apply to executives who participate in the Senior Executive Incentive Plan or to the Chief Executive Officer's or Chief Operating Officer's theoretical bonus under the Plan, which may be used to determine their bonus under the Senior Executive Incentive Plan.

        Because the Human Resources Committee and Chief Executive Officer have discretion to review an executive officer's personal performance, the actual bonus awarded pursuant to the Annual Management Bonus Plan may not follow the bonus matrix exactly. This involves a subjective decision by the Committee and the Chief Executive Officer pursuant to the Plan. The Committee also has authority to approve bonuses to award executives for special personal achievement.

        The Committee has authority under the Annual Management Bonus Plan to adjust any objective or bonus points with respect to executive officers. These decisions are subjective and based generally on a review of the circumstances affecting results to determine if any events were unusual or unforeseen. Because the earnings per share actually achieved by the Company for 2002 significantly exceeded the established target level, the executive officers participating under the Annual Management Bonus Plan received bonuses for 2002 performance at above target level.

        Stock Awards.    Awards of stock options are specifically approved by the Committee for each executive officer and other participants in the Company's Executive Stock Incentive Plan and are granted in the sole discretion of the Committee. Stock options granted after 2001 have a term of seven years, with the Committee having authority to set different periods of time for vesting and the term of the options. Each executive officer is normally granted a stock option award that will give such officer an estimated dollar value of stock compensation targeted to equal a percentage of salary. This percentage increases with the higher grade level of the officer. Percentages are determined by an assessment of competitive stock awards. The Committee determines an actual award that is suitable for providing an adequate incentive for both performance and retention purposes. The dollar value of the award is determined by applying conventional methods for valuing stock options.

        The Committee may also grant restricted stock, or a combination of stock options and restricted stock, to executive officers and other key employees, although the Committee's current policy is to grant primarily stock options for long-term compensation and reserve restricted stock awards for special purposes such as recognition awards and new employment inducement awards. Restricted stock awards granted after 2001 have a three-year vesting period. In recognition of their superior performance, three executive officers received special restricted stock awards in 2002 with a two-year vesting period. See "Summary Compensation Table."

        The vesting of some stock options and restricted stock may be accelerated upon a change in control (as defined). The Company has amended its stock plans for future awards to change the plans' definitions of "change in control" to conform to the definition contained in the New Severance Agreements. See "Certain Employment Arrangements."

        The Committee has authority to oversee all aspects of stock option and restricted stock awards and can modify the terms of grants, including change in control provisions. The Committee also has authority to amend the plans, including authorizing additional shares to be reserved for awards under the plans. Members of the Committee who are not "non-employee directors" pursuant to Section 16 of the Exchange Act abstain from voting on matters affected by the Section 16 statutes and regulations.

        Our executive officers participate in a Time Accelerated Restricted Stock Award Plan (the "TARSAP Program") designed to motivate and retain the Company's key executives in the Company's current competitive environment and with a view to enhancing shareholder value. Pursuant to the TARSAP Program, certain key executives were granted restricted stock awards (the "Restricted Shares") pursuant to the Company's Restricted Stock Plan. The first TARSAP Program was completed in January, 2002.

        In 2000, the Committee approved the TARSAP II Program ("TARSAP II"), and the executive officers, other than Messrs. Satre and Loveman, have received awards under TARSAP II. These awards fully vest on January 1, 2007, if the participating executive continues in active employment with the Company until that date. Portions of the TARSAP II Restricted Shares are eligible for earlier annual performance vesting at the rate of 20% non-cumulative annual installments in each of the first four years (three years for shares awarded in 2002) based on the Company's financial performance in each of the years 2002 through 2005, and the remaining unvested shares will vest on January 1, 2007. The first such performance vesting occurred on March 1, 2003. The performance targets for TARSAP II are recommended by the Committee and approved by the Board and can be modified in the same manner.

        If a change in control occurs (as defined), the unvested TARSAP II shares will vest. If a participant is on salary continuation and a change in control occurs, the participant would only be entitled to the next 20% vesting installment of TARSAP II shares not otherwise earned.

        The Committee has broad flexibility to oversee and amend TARSAP II and, with Board approval, can modify performance criteria and specific financial targets. The Committee also has the right to make exceptions based on unusual factors or events. To help alleviate the tax burden of the TARSAP program on participants and to provide an incentive for executives to continue in employment, the Committee has approved a program whereby participants can defer the receipt of their vested TARSAP shares. The shares can be deferred to a specified date in the future or to the participant's termination of employment date, whichever occurs first. The participant can elect a lump sum distribution of shares on the deferral date (or one year after that date) or can elect annual installments of shares over ten years. See the Summary Compensation Table for more information on grants under the TARSAP II to named executive officers.

        The amount of a stock option or restricted stock award is not dependent on past corporate performance or on the amount of options or restricted stock previously granted to an executive officer. The actual value of the stock compensation vesting each year depends on the market value of our common stock. We have no other long-term incentive plans for executive officers.

        Policy Concerning Tax Deductibility.    The Committee's policy with respect to qualifying compensation paid to its executive officers for tax deductibility purposes is that executive compensation plans will generally be designed and implemented to maximize tax deductibility. However, non-deductible compensation may be paid to executive officers when necessary for competitive reasons or to attract or retain a key executive, or where achieving maximum tax deductibility would be considered disadvantageous to the best interests of the Company. For 2002, Messrs. Satre, Loveman and Boushy received total compensation over the $1 million deductibility limit so that $1,368,216, $780,409 and $22,197 of Messrs. Satre's, Loveman's and Boushy's total compensation, respectively, will not be deductible by the Company for the year 2002. The Company's Senior Executive Incentive Plan is intended to comply with Section 162(m) of the Code so that annual bonuses paid under that plan will be eligible for deduction by the Company. See "Senior Executive Incentive Plan" above.

        Chief Executive Officer's Compensation.    Mr. Satre served as the Company's Chief Executive Officer until January 1, 2003, when he was succeeded in this position by Mr. Loveman.

        The objectives of our Chief Executive Officer are approved annually by the Committee and the full Board. These objectives vary from year to year, but in general relate to such matters as:

  •
  developing and implementing the Company's strategic direction;

  •
  maximizing shareholder value and increasing the Company's earnings per share to established goals;

  •
  fostering the Company's commitment to financial integrity, legal and regulatory compliance, and ethical business conduct;

  •
  preserving and enhancing the Company's leadership in promoting responsible gaming;

  •
  assuring customer satisfaction and loyalty through operational and service excellence and technological innovation; and

  •
  pursuing new development opportunities for the Company.

The Committee's assessment of the Chief Executive Officer's performance is based on a subjective review of performance against these objectives. Specific weights may be assigned to particular objectives in the discretion of the Committee.

        As Chief Executive Officer, Mr. Satre's base salary was based on his performance, his responsibilities and the compensation levels for comparable positions in other companies in the casino entertainment industry. Merit increases in his salary were a subjective determination by the Committee, which based its decision upon his prior year's performance versus his objectives as well as upon an analysis of competitive salaries. The Committee sets objectives for the Chief Executive Officer each year. These are approved by the Board and are reviewed from time to time during the year by the Committee. Objectives for our Chief Executive Officer are discussed elsewhere in this report.

        Regarding annual bonus, the Committee uses the Senior Executive Incentive Plan discussed earlier in this report to determine the Chief Executive Officer's bonus. Under this plan, bonus is based on the Company achieving a specific financial objective. For 2002 the objective was earnings per share and will also be earnings per share for 2003. For 2002, the target bonus under this plan for the Chief Executive Officer was 164% of his base salary. Mr. Loveman's target bonus in 2003 is 164% of base salary. The bonus amount can increase or decrease based on the Company's performance. As discussed previously under the Senior Executive Incentive plan, the Company has discretion to reduce bonuses (as permitted by Section 162(m) of the Internal Revenue Code), and it is the normal practice of the Committee to reduce the Chief Executive's bonus to what would have been approximately paid under the Annual Management Bonus Plan if he had been a participant in that Plan. Under that plan, the Chief Executive's target for his 2002 bonus would have been 75% of salary, and for 2003 it would be 105% of salary. The bonus amounts approved for the Chief Executive Officer's 2000, 2001 and 2002 performance are set forth in the Summary Compensation Table.

        Regarding long term incentive compensation, it is the Committee's policy to grant significant stock option awards to the Chief Executive Officer that are deemed highly competitive in the gaming industry for companies of comparable size. Beginning with grants in 2002, such grants vest in one-third increments over a three year period, with a seven-year term from date of grant. Option grants to the Chief Executive Officer in 2002 are detailed in the table titled "Option Grants in the Last Fiscal Year". The Committee has discretion to grant restricted stock awards to the Chief Executive Officer, but except for the Promotional Award to Mr. Loveman discussed below, it has not done so in the past three years. It is the Committee's current policy to grant primarily stock options for long term incentive compensation and reserve restricted stock awards for special purposes, such as recognition awards and employment inducement awards.

        In connection with Mr. Loveman's promotion to Chief Executive Officer, Mr. Loveman received a Promotional Award of 341,389 stock options and 108,378 shares of restricted stock. See "Summary Compensation Table" and "Certain Employment Arrangements" for more information on this award.

                      Robert G. Miller, Chairman
                      Frank J. Biondi, Jr.
                      R. Brad Martin
                      Boake A. Sells
                      Eddie N. Williams

Performance of Harrah's Entertainment Common Stock and Dividends

        The line graph below compares the total cumulative return of our common stock to (a) the Standard & Poor's 500 Stock Index (the "S&P 500 Index"), and (b) the Dow Jones Casinos Index. The graph assumes reinvestment of dividends.

Comparison of Five-Year Cumulative Total Return*
Among Harrah's Entertainment, Inc., the S&P 500 Index, and
the Dow Jones Casinos Index

*
$100 INVESTED ON DECEMBER 31, 1997 IN STOCK OR INDEX—INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDED DECEMBER 31.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Ralph Horn, one of our directors, is Chairman of the Board, and R. Brad Martin, another of our directors, is a director of First Tennessee National Corporation, the parent company of First Tennessee Bank National Association ("First Tennessee"). First Tennessee is one of the lending banks under a loan agreement that we have with several banks (the "Bank Facility"). Pursuant to the Bank Facility, First Tennessee has committed to loan to our subsidiary, Harrah's Operating Company, Inc., $15,000,000, representing a 0.9375% share of the total commitment covered by the Bank Facility. As of December 31, 2002, $11,127,433 of this amount was outstanding in loans and in unfunded standby letters of credit. In connection with this commitment, First Tennessee received interest and fees of $350,362 during 2002.

        Some of our direct and indirect subsidiaries maintained deposit accounts with First Tennessee during 2002. The average ledger balance during 2002 was $11,380,807. Deposit account service fees paid to First Tennessee in excess of the earning credit assigned to these accounts were approximately $97,199 during 2002.

        First Tennessee provided ATM services to our Tunica, Mississippi casino through March 2002 and received net revenues of $18,691 during 2002.

        First Tennessee also provided Stock Option Plan custodial services to Harrah's in 2002 and received fees in 2002 of $4,386 for its services.

        In addition, Mr. Martin and two of his family members own a company which purchased our former Memphis corporate headquarters in October 1999, and leases a portion of it back to the Company. The property includes approximately 25.5 acres of real estate, a three-story building containing 59,159 usable square feet, a two-story building containing 54,397 usable square feet, a former residence converted to use as an office building, a pool house/cafeteria building, a facility/security building, parking structures containing 167 parking spaces, surface parking for 228 cars, and all furniture, fixtures, and equipment used in connection with the maintenance or operation of the buildings, with the exception of specifically designated items. The Company leases the three-story building and the two-story building from Mr. Martin's company for terms of 17.5 years and 12.5 years, respectively, at a rental of $20.00 per usable square foot in years one through five (approximately $2,271,220 per year), increasing to $22.10 and then $23.90 in subsequent periods. We are also responsible for annual operating expenses related to the leased property in excess of $7.10 per usable square foot.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and officers to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to furnish us with copies of all forms filed. To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the past fiscal year all Section 16(a) filing requirements applicable to our officers and directors were met except with respect to Mr. Atwood and Mr. Loveman. A Form 4 reporting transactions by Mr. Atwood in January 2002, due February 10, 2002, was filed in a Form 4 on November 14, 2002. A Form 4 reporting a grant to Mr. Loveman on September 4, 2002, due September 6, 2002, was filed in a Form 4 on September 12, 2002. An amendment to this Form 4 was filed on September 23, 2002.

OTHER INFORMATION

Certain Stockholders

        The table below sets forth, to the best of our knowledge, information regarding the beneficial owners of more than 5% of the Company's common stock as of December 31, 2002. The sources of this information are Schedules 13G filed by the listed beneficial owners with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Barclay's Global Investors, NA. 45 Fremont Street San Francisco, CA 94105	6,768,982	(a)	6.1%
FMR Corp. 82 Devonshire Street Boston, MA 02109	6,171,525	(b)	5.5%
Goldman Sachs Asset Management 32 Old Slip New York, NY 10005	10,905,686	(c)	9.8%
Putnam, LLC d/b/a Putnam Investments. One Post Office Square Boston, MA 02109	12,030,413	(d)	10.7%
State Street Bank and Trust Company, Trustee 225 Franklin Street Boston, MA 02110	6,047,948	(e)	5.4%

(a)
Barclay's has reported sole voting power and sole dispositive power as to these shares. The shares reported are held in trust accounts for the economic benefit of the beneficiaries of those accounts. The source of this information is a Schedule 13G filed by Barclay's with the Securities and Exchange Commission and dated February 10, 2003.

(b)
FMR Corp. has reported sole voting power as to 1,388,575 shares and sole dispositive power as to 6,171,525 shares. The shares reported are held by various subsidiaries and affiliates of FMR Corp. The source of this information is a Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission and dated February 14, 2003.

(c)
Goldman Sachs Asset Management, a separate business unit of The Goldman Sachs Group, Inc., has reported sole voting power as to 8,984,336 shares and sole dispositive power as to 10,905,686 shares. The source of this information is a Schedule 13G filed by Goldman Sachs Asset Management with the Securities and Exchange Commission and dated February 14, 2003.

(d)
Putnam, LLC, on behalf of itself and its affiliated entities, has reported beneficial ownership of these shares. The source of this information is a Schedule 13G filed by Putnam, LLC with the Securities and Exchange Commission and dated February 5, 2003.

(e)
State Street Bank and Trust Company, acting in various fiduciary capacities, has reported sole voting power as to 2,734,202 shares, shared voting power as to 3,037,280 shares, sole dispositive power as to 6,047,948 shares and shared dispositive power as to 5,572 shares. The source of this information is a

  Schedule 13G filed by State Street Bank and Trust Company with the Securities and Exchange Commission and dated February 10, 2003

Cost of Solicitation

        The expense of soliciting proxies and the cost of preparing, assembling and mailing material in connection with the solicitation of proxies will be paid by the Company. In addition to the use of mails, some of our directors, officers or employees, who receive no compensation for their services other than their regular salaries, may solicit and tabulate proxies. We have retained D.F. King & Co. to assist in the solicitation of proxies with respect to our common stock held of record by brokers, nominees and institutions. The estimated cost of the services of D.F. King & Co. is $9,000, plus expenses.

Stockholder Proposals for 2004 Annual Meeting

        For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2004 Annual Meeting, it must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, Harrah's Entertainment, Inc., One Harrah's Court, Las Vegas, Nevada 89119, and must be received no later than November 14, 2003. In addition, our bylaws provide for notice procedures to recommend a person for nomination as a director and to propose business to be considered by stockholders at a meeting. The Company will have discretionary authority to vote shares under proxies we solicit concerning matters of which we did not have notice by a certain date, and, to the extent permitted by law, on any other business that may properly come before the Annual Meeting and any adjournments. Pursuant to our bylaws, that notice date for our Company's 2004 Annual Meeting of Stockholders is currently March 2, 2004. The chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

                      By Direction of the Board of Directors

                      Stephen H. Brammell
                       Senior Vice President, General Counsel and Corporate Secretary

Las Vegas, Nevada
March 7, 2003

[HARRAHS LOGO]

Harrah's Entertainment, Inc.
Annual Meeting of Stockholders
May 1, 2003 at 11:00 a.m.

Scintas Showroom
Rio All-Suite Hotel & Casino
3700 West Flamingo Road
Las Vegas, Nevada

A limited number of rooms have been reserved at the Rio
for our stockholders attending the 2003 Annual Meeting.
These rooms may be reserved through
April 29, subject to availability.
For reservations call (888) 752-9746

If you have chosen to view our proxy statements and annual reports over the Internet instead of receiving paper copies in the mail, you can access our proxy statement and 2002 annual report electronically at our web site, http://investor.harrahs.com/annual.cfm

HARRAH'S ENTERTAINMENT, INC.

Proxy Solicited by the Board of Directors for Annual Meeting
of Stockholders to be Held May 1, 2003

        The undersigned hereby appoints Philip G. Satre, Gary W. Loveman, and Stephen H. Brammell, and each of them, and his or her attorneys and agents, with full power of substitution, to vote as proxy for the undersigned at the Annual Meeting of Stockholders of Harrah's Entertainment, Inc. (the "Company") to be held on May 1, 2003 at 11:00 a.m. in the Scintas Showroom, Rio All-Suite Hotel & Casino, 3700 West Flamingo Road, Las Vegas, Nevada, and at any adjournment or postponement thereof, according to the number of votes the undersigned would be entitled to vote if personally present on the proposals set forth on the reverse side of this card (and as more particularly set forth in the Notice of Meeting enclosed herewith) and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournment or postponement thereof. This proxy also constitutes confidential voting instructions for the use of participants in the Company's Stock Fund of the Company's Savings and Retirement Plan.

        All shares of the Company's Common Stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on the reverse side of this card. If no instructions for a proposal are indicated on an executed Proxy Card, such proxies will be voted in accordance with the recommendation of the Board of Directors as set forth herein with respect to such proposal.

To ensure timely receipt of your vote and to help the Company reduce costs, you are encouraged to submit your voting instruction over the Internet or by telephone – simply follow the instruction on the reverse side of this card. If you choose to submit your voting instruction by mail, just mark, sign and date this proxy card on the reverse side and return it in the envelope provided.	HARRAH'S ENTERTAINMENT, INC. P.O. BOX 11025 NEW YORK, N.Y. 10203-0025

PLEASE SIGN AND DATE ON REVERSE SIDE

HARRAH'S ENTERTAINMENT INC.	3 EASY WAYS TO VOTE YOUR PROXY
INTERNET https://www.proxyvotenow.com/het		TELEPHONE 1-866-358-4701		MAIL
Enter the Control Number printed in the box below and proceed as directed	OR	Enter the Control Number printed in the box below and proceed as directed (Note: You must use a touch-tone telephone. There is NO CHARGE for this call.)	OR	Just mark, sign and date the attached proxy card and return it in the envelope provided.
NOTE: IF YOU VOTE BY INTERNET OR TELEPHONE, YOU DO NOT NEED TO MAIL IN YOUR PROXY CARD. INTERNET AND TELEPHONE VOTING ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
CONTROL NUMBER FOR TELEPHONE OR INTERNET VOTING

1-866-358-4701
CALL TOLL-FREE TO VOTE

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

☐	PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.	☒ Votes must be indicated in Black or Blue ink.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR:
1. Election of Class I directors for three-year terms expiring at the 2006 Annual Meeting.
FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐	If you plan to attend the Annual Meeting of Stockholders, please mark the following box and promptly return this Proxy Card.	☐
Nominees: 01 - Joe M. Henson, 02 - R. Brad Martin and 03 - Gary G. Michael
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below. If authority to vote for any nominee is not withheld, this signed proxy will be deemed to grant authority to vote for the nominee.)						If you request to access future Proxy Statements and Annual Reports electronically, and agree to do so, please mark this box.	☐
						To change your address, please mark this box.	☐
*Exceptions
						To include any comments, please mark this box.	☐
		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of Deloitte & Touche LLP as independent public accountants for the Company for the 2003 calendar year.	☐	☐	☐
S C A N L I N E
Signatures of stockholders should correspond exactly with the names shown on the Proxy Card. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Joint owners should both sign.
Date	Share Owner sign here	Co-Owner sign here

QuickLinks

HARRAH'S ENTERTAINMENT, INC. NOTICE OF MEETING
TABLE OF CONTENTS
PROXY STATEMENT
QUESTIONS AND ANSWERS
BOARD OF DIRECTORS
Nominees: Class I, Term Expires 2006
Directors: Class II, Term Expires 2004
Director: Class I, Term Expires 2003
Ownership of Harrah's Entertainment Securities
RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
REPORT OF THE AUDIT COMMITTEE
FEES PAID TO DELOITTE & TOUCHE LLP
EXECUTIVE OFFICER COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN THE LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN 2002 AND DECEMBER 31, 2002 OPTION VALUES
Comparison of Five-Year Cumulative Total Return* Among Harrah's Entertainment, Inc., the S&P 500 Index, and the Dow Jones Casinos Index
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER INFORMATION
HARRAH'S ENTERTAINMENT, INC. Proxy Solicited by the Board of Directors for Annual Meeting of Stockholders to be Held May 1, 2003